Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
Brender.mark@geoeye.com

GeoEye Releases Second Quarter 2008 Earnings
and Explanation of Financial Restatements

DULLES, Va. (Aug. 12, 2008) – GeoEye, Inc. (NASDAQ: GEOY) reported today that the Company is restating its financial statements for the years ended December 31, 2005, 2006 and 2007 and quarterly information for such periods and for each of the quarters ended September 30, 2007 and March 31, 2008, for the following reasons:

(1) As part of the NextView program, the National Geospatial-Intelligence Agency agreed to pay approximately $237 million to share the cost of constructing the Company’s GeoEye-1 satellite. The Company completed a detailed study analyzing its tax accounting methods in which the Company discovered that it had not correctly included cost-share payments received from the U.S. Government under the NextView program in its taxable income. As a result, the Company must include previously unrecorded expenses for interest and penalties on unpaid taxes which will reduce net income for 2005, 2006 and 2007 and create a deferred tax asset and corresponding liability on the balance sheet, as indicated in the table below. However, the Company filed an application for change in method of accounting with the Internal Revenue Service (“IRS”) on August 8, 2008 which management believes will eliminate all of the interest and penalties for unpaid taxes. As a result, management expects that the financial impact of these interest and penalties will be reversed in the third quarter of 2008. Management believes that such reversal will result in an increase in net income for the third quarter of 2008 equal to the reduction in net income in 2005, 2006 and 2007 relating to unpaid taxes. Management also believes a second result of this accounting method change is a change in the timing of the payment of taxes on the cost-sharing payments, as described in more detail in its Current Report on Form 8-K, filed on August 12, 2008.

(2) The Company completed a detailed study regarding the application of Section 382 of the Internal Revenue Code of 1986 (“Section 382”) on ownership changes. Application of the findings of this study confirmed that, as previously reported, the Company had lost the use of net operating losses although we lost fewer net operating losses than reported on the Company’s Report on Form 10-K for the year ended December 31, 2007. This resulted in a decrease in income tax expense and related tax liabilities from the amounts reported on the 2007 Form 10-K because the previously identified ownership change occurred earlier than previously reported and thus eliminated fewer net operating losses.

(3) In connection with an internal review, the Company identified a decrease of $3.0 million in direct expenses in 2007 due to an overstatement of imagery purchased from third parties associated with imagery sales in 2007.

The net after tax impact of these restatements is shown in the table below:

				Amount expected to
				be reversed in 2008
				as an increase to
$ Millions	Net Income			Net Income
	2005	2006	2007
As Reported	($24.3)	$23.4	$42.4

- Impact of Cost Share related issue	($2.0)	($13.4)	($15.6)	$31.0

- Impact of revised NOL availability			$4.3	$0.0

- Impact of reduced direct expenses			$2.0	$0.0

Restated	($26.3)	$10.0	$33.1

The Company intends to file the required restatements as soon as practicable.

Second Quarter Operating Performance
GeoEye also reported that its revenues for the second quarter of 2008 were $34.2 million as compared to $48.3 million for the second quarter of 2007. (Revenue for the second quarter of 2007 is unchanged in the restatement.) Income from operations for the quarter was $5.3 million as compared to $25.7 million for the second quarter of 2007. (Income from operations for the second quarter of 2007 is unchanged in the restatement.) Net Income for the second quarter of 2008 was $2.4 million vs. a restated $11.2 million net income for the second quarter of 2007. (Net income for the second quarter of 2007 was restated down by $12.2 million from $23.4 million for the tax issues discussed above.)

The primary reason for the revenue and net income decreases is a reduction in orders from the National Geospatial-Intelligence Agency (NGA). The Company believes in light of the delay of GeoEye-1, NGA may have re-allocated imagery orders to our competitor because their NextView satellite was launched last fall and is now operational. As reported earlier today, GeoEye-1’s planned target launch date is moving to September 4, 2008.

For the first half of the year, revenues were $68.6 million through June 30, 2008 as compared to $85.1 million for the first half of 2007. (Revenue for the first half of 2007 is unchanged in the restatement.) Again, the primary reason for the revenue decrease is a reduction in orders from NGA.

Net income for the six-month period ending June 30, 2008 was $3.4 million. This compares to a restated loss for the first half of 2007 of $2.4 million. (2007 net loss for the first six months of 2007 was restated down by $4.4 million from $6.8 million to a net loss $2.4 million for the tax issues discussed above. Net income for the six-month period ending June 30, 2008 was also restated.)

GeoEye’s cash balance at June 30, 2008 was $221.5 million as compared to $234.3 million at December 31, 2007. This cash balance, coupled with the remaining milestone payments from NGA of $43.5 million, provides more than sufficient cash to fund the remaining amounts due to complete the GeoEye-1 program. As of June 30, 2008, we have expended approximately $421 million of the $502 million program. The remaining $81 million includes insurance premium payments (which were made in July and August, 2008), final amounts due to contractors and contingencies. In addition, we have accrued—but not yet paid—amounts due to contractors of $43 million. Total cash needs to complete the program, including contingencies, are $124 million.

Selected quarter-end operating results for the Company are as follows (dollars in thousands):

GEOEYE, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		2007		2007
	2008	(As restated)	2008	(As restated)

Revenues	$34,219	$48,254	$68,621	$85,050

Direct expenses	19,335	15,162	39,095	34,272

Gross profit	14,884	33,092	29,526	50,778

Selling, general and administrative expenses	9,604	7,385	18,544	13,979

Income from operations	5,280	25,707	10,982	36,799

Net loss (gain) on satellite insurance proceeds	(9)	—	1,141	36,053
Interest expense, net	1,366	1,897	2,449	5,119

Unrealized (gain) loss on derivative instrument	(97)	(839)	1,668	999

Income (loss) before provision for income taxes	4,020	24,649	5,724	(5,372)

Provision for income taxes	1,600	13,462	2,278	(2,934)

Net income (loss)	$2,420	$11,187	3,446	$(2,438)

Earnings per common share – basic	$0.13	$0.64	$0.19	$(0.14)
Earnings per common share – diluted	$0.12	$0.58	$0.17	$(0.14)

Above financial statements also include the restated results of the quarter end March 31, 2008.

GEOEYE, INC.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	June 30,	December 31,
	2008	2007
ASSETS		(As restated)
Current assets:
Cash and cash equivalents	$221,498	$234,324
Receivables net of allowances of $342 and $738, respectively	27,845	44,517
Other current assets	11,320	6,419

Total current assets	260,663	285,260

Property, plant and equipment, at cost, less accumulated depreciation of $14,654 and $11,817, respectively	97,396	88,418
Satellites and related rights, at cost, less accumulated depreciation and amortization of $12,219 and $10,311, Respectively	368,423	346,267
Goodwill	32,612	32,612
Intangible assets	15,702	17,068
Other non-current assets	14,096	16,653
Deferred tax asset	107,139	106,406

Total assets	$896,031	$892,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$23,665	$17,684
Amounts payable to subcontractors	42,818	55,967
Accrued interest payable	17,188	17,292
Current portion of deferred revenue	13,823	9,499
Income tax payable	25,924	30,142
Income tax reserve-FIN 48	55,958	51,103

Total current liabilities	179,376	181,687

Long-term debt	247,145	246,789
Deferred revenue, net of current portion	193,860	193,860
Income tax reserve-FAS 5	78,091	78,091

Total liabilities	698,472	700,427

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 50,000,000 shares authorized; 17,997,441 shares and 17,868,153 issued and outstanding at June 30, 2008 and December 31, 2007, respectively
	146	147
Additional paid-in capital	201,826	199,969
Retained earnings	(4,413)	(7,859)

Total stockholders’ equity	197,559	192,257

Total liabilities and stockholders’ equity	$896,031	$892,684

Above financial statements also include the restated results of the quarter end March 31, 2008

For more information about the launch of the GeoEye-1 satellite, please visit: http://launch.geoeye.com. To receive timely, ongoing details about the development of GeoEye-1 products and services, sign up at http://launch.geoeye.com/LaunchSite/news/signup.aspx.

About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation.  Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

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